Exhibit 10.4

EXECUTION COPY

UPDATE AGREEMENT

THIS UPDATE AGREEMENT (the “Agreement”) is entered into as of October 2, 2007 (the “Effective Date”) by and between HowStuffWorks, Inc., with its principal office located at 3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326 (“HSW”), and HSW International, Inc., with its principal office located at 3350 Peachtree Road, Suite 1150, Atlanta, Georgia 30326 (“Company”) (HSW and Company are collectively referred to herein as the “Parties” and individually a “Party”).

WHEREAS, HSW is engaged in the publication and distribution of certain reference information in digital form via the website www.howstuffworks.com (the “Site”); and

WHEREAS, HSW and Company have entered into one or more Contribution Agreements pursuant to which HSW agreed to license the Purchased Updates to Company (collectively, the “Contribution Agreements”) for digital distribution in the Territory.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.                                      DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreements. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Additional Updates” shall have the meaning set forth in Section 4.1.2.

“Agreement” shall have the meaning set forth above in the preamble.

“Company” shall have the meaning set forth above in the preamble.

“Contributed Updates” means the right to render Chinese or Portuguese, as applicable, translations of, the right to publish and otherwise use any and all actual renderings in the Chinese language (including both Simplified and Traditional) or Portuguese language, as applicable, and all such actual renderings, of any and all of the Purchased Updates (and further providing that Contributed Updates shall include, with respect to limited excerpts thereof that are either not translatable into Chinese or Portuguese, as applicable, or for which the common, universal understanding of the term is in English, the right to render and include as part of the Chinese or Portuguese, as applicable, language rights such limited excerpts of the Purchased Updates in the English language) solely in digital and/or electronic medium.

“Contribution Agreements” shall have the meaning set forth above in the recitals.

“Effective Date” shall have the meaning set forth above in the preamble.

“HSW” shall have the meaning set forth above in the preamble.

“Licensed Content Updates” means any and all modifications made to the Licensed Content by or on behalf of HSW and any new content owned by HSW and added to the Site after the Effective Date of the Contribution Agreements.

“Party” and “Parties” shall have the meaning set forth above in the preamble.

“Proprietary Notices” shall have the meaning set forth in Section 3.5.

“Purchased Updates” means any and all Updates which Company elects to purchase hereunder from HSW.

“Site” shall have the meaning set forth above in the recitals.

“Sublicensed Content Updates” means any and all modifications made to the Sublicensed Content by or on behalf of HSW or any Third Party Licensor after the Effective Date of the Contribution Agreements, and any content licensed by HSW and added to the Site after the Effective Date of the Contribution Agreements and which HSW have the right to make available to Company hereunder.

“Third Party Content” shall have the meaning set forth in Section 2.4.

“Third Party Licenses” means, collectively, the licenses from third parties granting HSW the right to use the Sublicensed Content Updates. A “Third Party License” means an individual reference to each of the Third Party Licenses.

“Third Party Licensors” means the licensors under the Third Party Licenses.

“Update Fee” shall have the meaning set forth in Section 5.1.

“Updates” means collectively the Licensed Content Updates and Sublicensed Content Updates.

2.                                      LICENSE GRANT

2.1                                 Contributed Updates.   HSW hereby contributes the Contributed Updates to Company by granting to Company a perpetual, fully paid up, royalty-free, sublicensable, exclusive (even as to HSW) license in the Territory to the Contributed Updates. For the avoidance of doubt, the foregoing license includes, but is not limited to, the right to display, publish, transmit, copy, publicly perform, distribute and modify/create derivative works of the Contributed Updates in the digital and/or electronic medium in the Territory.

2.2                                 Purchased Updates.   Subject to the terms and conditions of this Agreement, HSW hereby grants to Company a limited, perpetual, fully paid up, royalty-free, non-sublicensable, non-transferable (except as set forth in Section 10.1), exclusive (even as to HSW) license in the Territory to: (i) use the Purchased Updates solely for purposes of translating it into the Chinese or Portuguese, as applicable, language for the purposes thereby of creating Contributed Updates; and (ii) use limited excerpts of the Licensed Content Updates translated into the Chinese or Portuguese, as applicable, language in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly. With respect to the foregoing grant in (ii), Company shall provide copies of relevant portions of such printed materials to HSW, for HSW’s prior written approval which shall not be unreasonably withheld and provided further that in the event that HSW does not notify Company of its disapproval within ten (10) business days after receipt thereof from Company, then HSW shall be deemed to have approved such materials. Company’s inadvertent failure to submit any such materials to HSW for approval hereunder shall not be deemed to be a material breach under this Agreement.

2.3                                 Limitation with Respect to Contribution of Sublicensed Content Updates.   The license granted in Section 2.1 above with respect to the Chinese or Portuguese, as applicable, language digital publishing rights in the Territory to Sublicensed Content Updates purchased by Company hereunder, is limited by and subject to the terms, conditions and restrictions set forth in the applicable Third Party Licenses, and Company agrees to comply with all applicable terms, conditions and restrictions set forth or imposed on it under or pursuant to its sublicense of rights under each such Third Party License, which are provided to Company in writing.

2.4                                 Third Party Content.   The Purchased Updates may contain text, images, designs, graphics, artwork, links and other content owned by and/or proprietary to third parties, including, without limitation, Sublicensed Content Updates under the Third Party Licenses (“Third Party Content”). With respect to all Third Party Content, the representations and warranties made by HSW under Section 6.1 below and HSW’s indemnification obligations as set forth in Section 7.1, shall be limited in accordance with the rights that HSW has from the Third Party Content providers. Company agrees to be bound by the terms and restrictions applicable to and/or governing any Third Party Content, as communicated in writing by HSW to Company.

2.5                                 Use of Subcontractors.   Company may use subcontractors to exercise any of the rights granted to it in Section 2.2, provided that (i) each subcontractor agrees in writing to protect HSW’s and Third Party Licensors’ proprietary rights in the Purchased Updates in a manner and to an extent consistent with Section 2.3 and Article 3 of this Agreement; and (ii) Company remains solely liable to HSW for the acts and omissions of any subcontractor.

3.                                      PROPRIETARY RIGHTS

3.1                                 Licensed Content Updates Ownership.   HSW shall be the sole and exclusive owner throughout the world of, and retain all right, title and interest in and to, the Licensed Content Updates and all Intellectual Property Rights therein and thereto, provided, however, that Company shall hold in perpetuity the rights granted to it under Section 2.1, including the right to transfer and assign such rights as provided in Section 10.1.

3.2                                 Sublicensed Content Updates Ownership.   Third Party Licensors shall be the sole and exclusive owners throughout the world of, and retain all right, title and interest in and to, the Sublicensed Content Updates and all Intellectual Property Rights therein and thereto, provided, however, that subject to Company’s performance of its obligations as a sublicensee under the Third Party Licenses, Company shall hold the rights to which it is entitled pursuant to Section 2.3.

3.3                                 Contributed Updates Ownership.   Company shall be the sole and exclusive owner throughout the world of, and retain all right, title and interest in and to, the Contributed Updates and all Intellectual Property Rights therein and thereto, subject to HSW’s (and its Third Party Licensors’) rights in the underlying Licensed Content Updates and Sublicensed Content Updates.

3.4                                 Reserved Rights in the Updates.   All rights in and to the Updates and Purchased Updates not expressly granted herein to Company are reserved by HSW and the Third Party Licensors. Company shall neither acquire nor claim any right, title or interest in or to the Updates or Purchased Updates, except its rights in the Contributed Updates as defined in this Agreement. Company shall not, directly or indirectly, challenge HSW’s retained rights hereunder or take any other action which Company reasonably knows will impair or diminish HSW’s rights in the Updates and the Purchased Updates.

3.5                                 Proprietary Notices.   The Purchased Updates shall bear appropriate copyright and/or credit notices as designated in writing by HSW (the “Proprietary Notices”) or as designated in writing by Third Party Content providers. The Proprietary Notices shall not be removed or obscured, and shall be reproduced on all copies of the Purchased Updates.

3.6                                 Removal of Purchased Updates.   Company acknowledges and agrees that HSW may, with respect to any Purchased Updates, or a portion thereof, request Company to remove or cease using and/or distributing the translated version thereof in the event that HSW reasonably believes that such Content may be in violation of law or the proprietary or contractual rights of a third party, and Company will cooperate with HSW in that regard. In the event that Company is required to discontinue use of a Purchased Update (or translated version thereof), the parties shall work together in good faith to agree on an appropriate credit that Company may use in respect of Update Fees paid for future Purchased Updates.

4.                                      PARTIES’ OBLIGATIONS

4.1                                 Obligations of HSW.

4.1.1                        On a quarterly basis throughout the term of this Agreement, HSW will make Updates available to Company for purchase by giving Company written notice describing the Updates and specifying the Update Fee (as defined in Section 5.1 below). HSW will make the Purchased Updates available to Company in the English language in a digital format. HSW shall not, directly or indirectly, amend or otherwise modify any existing agreements relating to Purchased Updates or enter into any new agreements relating to Purchased Updates, to the extent that such amendment, modification or new agreement would adversely affect Company’s rights hereunder. HSW shall, at Company’s reasonable request and cost, use commercially reasonable efforts to assist Company in any claims or actions brought by Company against third parties pursuant to Section 4.2.

4.1.2                        If HSW acquires, directly or indirectly, whether by purchase, transfer, assignment or license, any rights in any text, images, designs, graphics, artwork or other content for the Site (the “Additional Updates”), HSW shall use commercially reasonable efforts to obtain, as a part of such acquisition, digital publishing rights for Company (in accordance with the terms and conditions of this Agreement) in respect of such Additional Updates for use in the Territory.

4.2                                 Obligations of Company.   Company shall notify HSW of its election to purchase Updates within ninety (90) days after HSW makes such Updates available to Company. Company shall be responsible for (i) translating the Purchased Updates into the Chinese language, and (ii) ensuring that all uses of the Contributed Updates are at all times in compliance with all applicable laws, rules, regulations and ordinances. Company shall be solely responsible for, at its sole discretion, instituting and pursuing any and all claims and actions against third parties in respect of infringement of the Contributed Updates by such third party or unfair competition by such third party with respect to the Contributed Updates, in each case within the Territory.

5.                                      CONSIDERATION

5.1                                 Fees.   In consideration of the Updates provide by HSW hereunder and the rights granted to Company in connection therewith, Company shall pay HSW a fee equal to (i) one (1%) percent per Territory of HSW’s fully allocated costs directly attributable to producing the Purchased Updates (which, for the avoidance of doubt, does not include general or administrative overhead); and (ii) HSW’s actual cost in transferring the Purchased Updates to Company; plus (iii) five (5%) percent of (i) and (ii) (collectively, (i), (ii) and (iii) are referred to as the “Update Fee”). HSW shall provide a reasonably detailed invoice on a quarterly basis specifying the Purchased Updates and the associated Update Fee. Company shall pay all such invoices, in U.S. dollars to HSW within thirty (30) days of Company’s receipt of the invoice.

5.2                                 Right to Audit.   For a period of six (6) months after Company receives an invoice from HSW, Company shall be provided, upon advance written notice, reasonable access to and the right to audit, at Company’s cost and expense, by a mutually acceptable nationally recognized accounting firm (provided that such firm has not previously provided services to either Party and provided further that such firm enter into a confidentiality agreement) all of HSW’s books and records that pertain to the Update Fee. Any overpayments or underpayments shall be credited or charged, as applicable, to Company in the next invoice from HSW to Company. If the audit identifies that the Company was overcharged by more than ten percent (10%) in respect of the audited invoices, HSW shall bear the costs and expense of such audit.

5.3                                 Taxes.   The fees and expenses shall not include any applicable foreign, federal, state or local sales, use, excise, value added, customs fees or other taxes, duties, surcharges or assessments, and HSW shall provide Company written notification of such taxes and Company shall be responsible for the payment of all such taxes. Notwithstanding anything to the contrary in this section, HSW shall be solely responsible for all taxes based on its income.

5.4                                 Late Payments.   Any amount not paid when due hereunder shall be subject to an interest charge at the lesser of 1.5% per month or the maximum rate permitted by law.

6.                                      WARRANTIES

6.1                                 By HSW.   HSW represents and warrants to Company that (i) it has the full power and authority to enter into this Agreement; (ii) it has all rights necessary rights to transfer the Contributed Updates and grant the licenses set forth herein; and (iii) Company’s use of the Purchased Updates as authorized herein does not and will not infringe or misappropriate any third party Intellectual Property Rights.

6.2                                 By Company.   Company represents and warrants to HSW that (i) it has the full power and authority to enter into this Agreement; (ii) it has all rights necessary to fulfill its obligations hereunder; (iii) it will not use the Purchased Updates or any portion thereof in violation of any applicable law, rule, statute, regulation, or ordinance; (iv) it will not use or modify the Purchased Updates or any portion thereof in any way that infringes or misappropriates any third party Intellectual Property Rights, provided, however that the foregoing warranty shall not (a) limit HSW’s warranty under Section 6.1(iii), (b) apply with respect to modified Purchased Updates provided by HSW to Company under the Services Agreement, and (c) apply with respect to modifications to the Purchased Updates made by or at HSW’s explicit written request, with the exception of any translations to such modified Purchased Updates or any derivative works to such modified Purchased Updates made by or on behalf of Company; and (v) it will ensure that the Contributed Updates are at all times in compliance with all applicable laws, rules, statutes, regulations and ordinances.

6.3                                 Disclaimer.   Except for the express warranties and representations set forth in this Agreement, neither Party makes any warranties, whether express, implied or otherwise. Each Party expressly disclaims all other warranties and representations, whether express, implied or statutory, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose, non-infringement and accuracy.

7.                                      INDEMNITY

7.1                                 By HSW.   HSW hereby agrees to defend, indemnify and hold harmless Company, its officers, directors, employees and agents against any and all claims, demands, causes of action, judgments, damages, penalties, losses, liabilities, costs and expenses (including reasonable attorney fees’

and court costs) arising out of or resulting from (i) HSW’s breach of any representation or warranty under this Agreement; or (ii) third party claims that Company’s use of the Purchased Updates, or any portion thereof, as authorized herein infringes or misappropriates any third party Intellectual Property Rights. For the avoidance of doubt, the Parties acknowledge and agree that any amounts paid by Company in indemnifying a sublicensee for any claims, demands or causes of actions arising out of or resulting from HSW’s breach of any representation or warranty under this Agreement shall be deemed losses for which Company is entitled to indemnification hereunder. Company agrees to provide HSW with prompt written notice of any third party claim subject to indemnification, allow HSW to have sole control of the defense of such claim and any resulting disposition or settlement of such claim; provided, however, that Company may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by Company in providing notice as required hereunder shall not relieve HSW of its indemnification obligations except and only to the extent that HSW was prejudiced by such delay.

7.2                                 HSW Rights.   If HSW determines that the Purchased Updates or any portion thereof, becomes, or is likely to become, the subject of an infringement claim or action, HSW may at its sole option:  (i) procure, at no cost to Company the right to continue using such Purchased Updates, or portion thereof, as applicable; (ii) replace or modify the Purchased Updates, or portion thereof, as applicable to render it non-infringing; or (iii) if, in HSW’s reasonable opinion, neither (i) nor (ii) above are commercially feasible, HSW may remove such Purchased Updates from the scope of this Agreement.

7.3                                 Exceptions.   HSW will have no liability under Section 7.1 for any claim or action where:  (i) such claim or action would have been avoided but for modifications (other than Chinese translation) of the Purchased Updates, or any portion thereof, made by Company or a third party on Company’s behalf; (ii) such claim or action would have been avoided but for Company’s or a third party on Company’s behalf combining or using the Purchased Updates, or any portion thereof, with other content or materials; (iii) such claim or action would have been avoided but for Company’s failure to implement the infringement remedy of removal as requested, if at all, by HSW under Section 3.6 or Section 7.2; or (iv) Company’s use of the Purchased Updates, or any portion thereof, is not in compliance with the terms of this Agreement and such claim would have been avoided but for such non-compliance.

7.4                                 By Company.   Company hereby agrees to defend, indemnify and hold harmless HSW, its licensors, and its and their officers, directors, employees and agents against any and all claims, demands, causes of action, damages, judgments, penalties, losses, liabilities, costs and expenses  (including reasonable attorneys’ fees and court costs) arising out of or resulting from (i) Company’s breach of any representation or warranty under this Agreement; (ii) Company’s use of the Purchased Updates in a manner in breach of the terms and conditions of this Agreement; or (iii) third party claims that the Contributed Content, or any portion thereof, infringes or misappropriates any third party Intellectual Property Rights. HSW agrees to provide Company with prompt written notice of any third party claim subject to indemnification, allow Company to have sole control of the defense of such claim and any resulting disposition or settlement of such claim; provided, however, that HSW may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by HSW in providing notice as required hereunder shall not relieve Company of its indemnification obligations except and only to the extent that Company was prejudiced by such delay.

8.                                      LIMITATION OF LIABILITY

Except for (i) the Parties’ respective indemnification obligations set forth in this Agreement; and (ii) damages arising out of either Party’s gross negligence or willful misconduct, neither Party shall be liable to the other under any legal theory or cause of action for any special, incidental, consequential or other indirect damages, including, without limitation, damages for lost profits, even if the Party has been advised of the possibility of such damages.

9.                                      TERMINATION

9.1                                 Termination by HSW.   HSW may suspend its obligation to provide Updates to Company for purchase in the event that Company fails to pay any Update Fee when due and such failure continues un-remedied for ninety (90) days after receipt of written notice thereof from HSW. Additionally, HSW may terminate the licenses granted in Section 2.2 and all rights granted to Company thereunder upon written notice to Company if: (i) Company files a petition for bankruptcy or is adjudicated bankrupt; (ii) a petition in bankruptcy is filed against Company and such petition is not dismissed within ninety (90) calendar days; (iii) Company becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) Company discontinues the business that is covered by this Agreement; (v) a receiver is appointed for Company or its business; or (vi) Company is in material breach of any of the terms or conditions set forth herein, which breach remains uncured thirty (30) days after written notice thereof from HSW; provided, however, that (i) such material breach was not caused by any action or inaction of HSW, and (ii) HSW did not prevent or limit Company’s attempts to cure such breach. Notwithstanding the foregoing, unless such extension period would create a risk of a breach by HSW under any Third Party License, if Company is using commercially reasonable efforts to cure a material breach but is unable to do so within thirty (30) days, then the cure period will be extended for an additional sixty (60) days so long as Company continues to use commercially reasonable efforts to cure the breach.

9.2                                 Effect of Termination.   Upon any termination of the licenses granted in Section 2.2, (i) all rights granted to Company thereunder shall automatically and immediately terminate, (ii) Company shall cease all use of the Purchased Updates; and (iii) Company shall return or destroy all copies of the Purchased Updates in its possession or control, regardless of the form or media. Subject to Section 2.3, any termination of the licenses set forth in Section 2.2 shall not affect Company’s rights under Section 2.1 in respect of the Contributed Updates. Any termination of the licenses granted in Section 2.2 shall not (a) waive or otherwise adversely effect any other rights or remedies the terminating Party may have at law or in equity, or (b) affect any terms and conditions which by their nature should survive termination, including Client’s obligations to pay all accrued but unpaid Update Fees.

10.                               MISCELLANEOUS

10.1                           Assignment.   Company shall have the right to assign its license rights under Section 2.1 with respect to the Contributed Updates (except as limited and restricted by Section 2.3). Except as otherwise expressly set forth herein, Company shall not assign the licenses granted in Section 2.2, including any of its rights or obligations in connection therewith, in whole or in part, by operation or law or otherwise, without the prior written consent of HSW. Company agrees that any sublicenses or assignments of its rights hereunder granted by Company will be subject to the terms and conditions set forth herein.

10.2                           Injunctive Relief.   Company acknowledges that Company’s material breach of Articles 2, 3 or 6 would result in irreparable injury to HSW, and therefore in the event of an actual or threatened breach, HSW shall be entitled, in addition to all other available remedies, to seek an injunction or other equitable relief.

10.3                           Notices.   All notices, consents and other communications hereunder must be in writing and delivered to the other Party at the address set below by personal delivery, certified mail (postage pre-paid), overnight delivery service or by facsimile with verified receipt of transmission, and shall be effective upon receipt (or when delivery is refused). Each Party may change its address for receipt of notice by giving notice of the new address to the other Party.

If to HSW:                                     HowStuffWorks, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326
Phone:  404-760-4729
Fax:  404-760-3458
Attention:  Legal Department

If to Company:               HSW International, Inc.
3350 Peachtree Road, Suite 1150
Atlanta, Georgia 30326
Phone:
Fax:
Attention: Chief Executive Officer

10.4                           Waiver.   Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

10.5                           Severability.   If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The invalid provision shall be replaced by a valid one that achieves to the extent possible the original purpose and commercial goal of the invalid provision.

10.6                           Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its choice of laws provisions. The Parties agree that the exclusive venue and jurisdiction for any actions or disputes arising from this Agreement shall be a federal or state court in New York.

10.7                           Survival.   Any terms and conditions that by their nature should survive termination of this Agreement shall be deemed to survive. Such terms and conditions include, but are not limited to, Sections 2.1 and 9.2 and Articles 3, 6, 7, 8 and 10.

10.8                           Relationship of the Parties.   Nothing in this Agreement shall establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Nothing in this Agreement shall give either Party the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

10.9                           Headings.   Headings are used for purposes of reference only and shall not affect the interpretation of this Agreement.

10.10                     Construction.   This Agreement shall be construed and interpreted fairly, in accordance with the plain meaning of its terms, and there shall be no presumption or inference against the Party drafting this Agreement in construing or interpreting the provisions hereof.

10.11                     Counterparts.   This Agreement may be executed in counterparts all of which taken together shall constitute one single agreement between the Parties.

10.12                     Bankruptcy Law.   The Parties intend that the licenses of Intellectual Property herein are licenses to “intellectual property” as defined in the Section 101 of the U.S. Bankruptcy Code, 11 U.S.C. § 101(35A) and is subject in all respects to each party’s rights under Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 365(n).

10.13                     Entire Agreement.   This Agreement and the Schedules attached hereto constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior communications, whether written or oral. The Schedules are incorporated into this Agreement by this reference and are hereby made part of this Agreement. This Agreement may be amended only in a written document signed by both Parties.

[Signatures on following page]

[Signature page to Update Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HSW:		Company:

HowStuffWorks, Inc.		HSW International, Inc.

By:	/s/ Jeffrey Arnold	By:	/s/ Bradley Zimmer

Name:	Jeffrey Arnold	Name:	Bradley Zimmer

Title:	Chief Executive Officer	Title:	Secretary